EXHIBIT 99.1

[DNB Letterhead]

December 20, 2006

Mr. Gerald F. Sopp
[Address]

Dear Gerald:

This letter confirms our offer to employ you as Executive Vice President, Chief Financial Officer of DNB Financial Corporation reporting directly to the Chairman and CEO as well as the President and Chief Operating Officer. We anticipate a start date of January 2, 2007.

A summary of the key terms and conditions of our offer appear below:

1.	A twice-monthly salary of $6,250.00 paid through direct deposit to your employee checking/savings account on the 15th and 30th of each month.

2.	Upon completion of a 90-day initial employment period, you will be eligible to receive 20 vacation days, 5 sick days and 2 personal days based upon Bank policy.

3.
You will be eligible for participation in all compensation and employee benefit plans, including life insurance at the allowable maximum, medical insurance for you and your eligible dependents, and all other benefits and perquisites maintained by the Bank for officers, including stock options and incentive compensation. You will be eligible for participation in the medical and life insurance plans 3 months from your date of hire. You will receive a minimum $10,000 guaranteed bonus for year 2007 payable in accordance with normal plan distribution rules.

4.
So long as you are employed by the Bank, the Bank agrees to cover the cost of your COBRA payments, less the amount that you would contribute for the same plan here at DNB, to your previous employer's insurance provider until you become eligible to participate in the Bank's health insurance program. Please submit the bills to Tracy Panati, Human Resource Manager for payment.

Mr. Gerald F. Sopp
December 20, 2006

As required by bank policy, employment is contingent upon a credit and OFAC report acceptable to DNB First, N.A., in its sole discretion. Pursuant to the Fair and Accurate Credit Transactions (FACT) Act, we will forward you the information regarding your credit score disclosure.

In compliance with the Immigration and Control Act of J 986, all new employees must provide documentation proving employment authorization and identity within three (3) working days of your start date. The enclosed notice reviews the required documentation that will be required for you to provide to the Bank. Failure to provide employment authorization may mean termination or cancellation of the offer of employment.

Please acknowledge your acceptance by signing one copy of this letter and returning it to my attention by December 27, 2006.

On behalf of the Bank, our Board of Directors and our Executive Management team, I am absolutely delighted that you are joining our team to help us meet our vision for the future. If you have any questions, or require additional information, please contact either myself at 484-359-3166 or Bill Hieb at 484-359-3012.

Sincerely,

/s/ William S. Latoff

William S. Latoff Chairman and CEO

Enclosure

cc: Tracy Panati

Accepted by: /s/ Gerald F. Sopp	Date: 12/26/06
Gerald F. Sopp